EXHIBITS 5 and 23(b)

OPINION OF COUNSEL

CONSENT OF COUNSEL

October 11, 2012

Surge Global Energy, Inc.

75-153 Merle Drive, Suite B

Palm Desert, CA 92211

Re:	Surge Global Energy, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Surge Global Energy, Inc., a Delaware corporation (the “Company”), in connection with the public offering and sale by the Company of an aggregate of 12,000,000 shares of Common Stock (the “Common Stock”) of the Company under the Company’s 2012 Stock Option Plan (the “Plan”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on October 9, 2012, for registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Common Stock to be issued from time to time by the Company pursuant to the Plan (the “Registration Statement”).

As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that the Common Stock, when issued and paid for in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We are admitted to practice in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.

Very truly yours,

/s/ Schnader Harrison Segal & Lewis LLP